Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. [***] indicates that information has been redacted.

Exhibit 99.3

Execution Version

MARSH HOLDINGS INC.

- and -

ASANKO GOLD INC.

INVESTOR RIGHTS AGREEMENT

April 4, 2018

Table of Contents

Article 1	INTERPRETATION	1

1.1	Definitions	1
1.2	Governing Law	4
1.3	Arbitration	4
1.4	Severability	4
1.5	Calculation of Time	4
1.6	Headings	4
1.7	Other Matters of Interpretation	5

Article 2	PRE-EMPTIVE RIGHT	5

2.1	Pre-Emptive Right	5
2.2	Notification of Equity Financing	6
2.3	Due Diligence	6
2.4	Acceptance of GF Canco Securities Offer	6
2.5	Purchase of Offered Securities	7
2.6	Assignment	7
2.7	Termination	7

Article 3	VOTING SUPPORT	7

3.1	Voting by GF Canco	7

Article 4	SALE OF COMMON SHARES BY GF CANCO	8

4.1	Third Party Sales	8

Article 5	STANDSTILL	9

5.1	Standstill	9
5.2	Termination of Standstill	10
5.3	Notice of Certain Events	10

Article 6	GENERAL	11

6.1	Term of this Agreement	11
6.2	Notice	11
6.3	Further Assurances	12
6.4	Entire Agreement	12
6.5	No Waivers	12
6.6	Costs	13
6.7	Time of the Essence	13
6.8	Successors and Assigns	13
6.9	Third Party Beneficiaries	13
6.10	Counterparts	13

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT dated as of April 4, 2018

BETWEEN:

MARSH HOLDINGS INC., a corporation existing under the laws of the Province of British Columbia (“GF Canco”)

- and -

ASANKO GOLD INC., a corporation existing under the laws of the Province of British Columbia (“Asanko”)

WHEREAS:

(A)	Asanko is a corporation incorporated under the Business Corporations Act (British Columbia);

(B)	as the result of a subscription for Common Shares by GF Canco completed contemporaneously with the entering into of this Agreement (the “Asanko Share Subscription”), GF Canco is the registered and beneficial owner of 22,354,657 Common Shares, representing approximately 9.9% of the issued and outstanding Common Shares on a non-diluted basis as of the date hereof; and

(C)	GF Canco and Asanko wish to set out certain rights and obligations of the Parties relating to the Common Shares held by GF Canco.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the completion of the Asanko Share Subscription and the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” means, with respect to any person, any other person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person;

“Agreement” means this investor rights agreement, as it may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof;

“Applicable Law” means, (i) any Canadian or foreign constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, by-law, order, decision, judgment, ruling or other requirement having the force of law, (ii) any policy, practice, protocol, standard, guideline or other pronouncement of any governmental or quasi-governmental authority which, although not necessarily having the force of law, is regarded by such governmental or quasi-governmental authority as requiring compliance as if it had the force of law, and (iii) any interpretation of any Applicable Law (as defined in item (i) or (ii) above) by any person having jurisdiction over it, or charged with its administration or interpretation;

“Asanko Share Subscription” has the meaning set out in the recitals hereto;

“Board” means the board of directors of Asanko;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in any of (i) Vancouver, Canada, (ii) Johannesburg, South Africa, or (iii) Leiden, The Netherlands;

“Canadian Securities Laws” means, collectively, (i) all applicable securities laws of each of the provinces of Canada (except Quebec), and the respective rules and regulations made and forms prescribed under such laws, together with all applicable published instruments, policy statements, blanket orders, rulings and notices adopted by the securities regulatory authorities in such provinces, and (ii) the rules and policies of the TSX;

“Change of Control” means a change of Control of Asanko, including as a result of (a) a take-over bid, merger, arrangement, amalgamation, reverse take-over or other business combination transaction involving Asanko or a sale and purchase of Common Shares, and (b) other than Asanko and its Affiliates as at the date hereof, any person or group of persons having a sufficient number of its nominees appointed or elected as directors of Asanko such that the number of such appointed or elected nominees, when added to the number of directors on the Board that were (i) nominated by, (ii) Affiliates of, or (iii) related persons of, such person or group of persons prior to such election, constitute 50% or more of the directors on the Board;

“Commercial List” means the Ontario Superior Court of Justice (Commercial List);

“Common Shares” means common shares in the capital of Asanko;

“Control” means, in respect of a particular person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” shall have a corresponding meaning;

“Convertible Securities” means any securities convertible into, or exercisable or exchangeable for, Common Shares or other voting or equity securities of Asanko;

“Equity Financing” has the meaning set out in Section 2.1;

“Excluded Issuance” means any issuance of Securities (i) under the Asanko Incentive Share Option Plan dated for reference September 27, 2011, as it may be amended from time to time, or under any other employee share incentive scheme that has been adopted by Asanko in accordance with Canadian Securities Laws, (ii) pursuant to any dividend reinvestment plan adopted by Asanko in accordance with Canadian Securities Laws, (iii) upon the conversion, exercise or exchange of any Convertible Securities, or (iv) pursuant to a Non-Financing Issuance;

“GF Canco Acceptance” has the meaning set out in Section 2.4;

“GF Canco Securities Offer” has the meaning set out in Section 2.2;

“GF Group” means, collectively, Gold Fields Limited (a corporation existing under the laws of South Africa) and its Affiliates, including GF Canco;

“NI 62-104” means National Instrument 62-104 Take-Over Bids and Issuer Bids of the

Canadian Securities Administrators;

“Non-Financing Issuance” means any issuance of Securities in consideration for assets, property or other non-cash consideration;

“Notice” has the meaning set out in Section 6.2;

“Offered Securities” has the meaning set out in Section 2.1;

“Other Pre-Emptive Securities” has the meaning set out in Section 2.1;

“Party” means a party to this Agreement and “Parties” means GF Canco and Asanko, collectively;

“person” includes any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government, governmental authority or any agency or political subdivision thereof;

“Pre-Emptive Right” has the meaning set out in Section 2.1;

“Pro Rata Percentage”, in respect of GF Canco, means, as at any time, the number, expressed as a percentage, obtained by dividing (A) the number of Common Shares owned by the GF Group as of such time (on a non-diluted basis) by (B) the number of outstanding Common Shares of Asanko as of such time (on a non-diluted basis), less the total number of Common Shares issued by Asanko pursuant to all Excluded Issuances since the later of (i) the date of this Agreement and (ii) the date of the most recently completed Equity Financing, if any, in respect of which GF Canco was eligible to exercise, and not prohibited by Applicable Law from exercising, the Pre-Emptive Right;

“Private Sale Purchaser” has the meaning set out in Section 4.1(a)(ii);

“Proposed Private Sale” has the meaning set out in Section 4.1(a);

“Proposed Private Sale Notice” has the meaning set out in Section 4.1(a)(i);

“Proposed Private Sale Period” has the meaning set out in Section 4.1(a)(ii);

“Purchaser Notice” has the meaning set out in Section 4.1(a)(ii);

“Securities” means any Common Shares or other voting or equity securities of Asanko or any Convertible Securities;

“Share Transaction” has the meaning set out in Section 5.1; and

“TSX” means the Toronto Stock Exchange.

1.2	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.3	Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity hereof, or in respect of any legal relationship associated with it or derived from it, shall be finally resolved by binding arbitration by a single arbitrator pursuant to the International Commercial Arbitration Act (Ontario), and either Party may so refer such a dispute, controversy or claim to arbitration. If either Party wishes to have any matter under this Agreement arbitrated, then it shall give notice to the other Party specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to appoint as the single arbitrator. Within five (5) Business Days after receipt of such notice, the other Party shall give notice to the first Party advising whether it accepts the arbitrator proposed by the first Party. If such notice is not given by the other Party within such five (5) Business Day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such five (5) Business Day period, the arbitrator shall be appointed, upon the application of either Party, by a judge of the Commercial List and, for such purpose, each of the Parties hereby irrevocably attorns to the jurisdiction of the Commercial List. The place of arbitration shall be Toronto, Ontario. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding on the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the arbitration award may be entered in any court having jurisdiction. The Parties covenant and agree that they will conduct all aspects of such arbitration having regard at all times to expediting the final determination of the arbitration. This Section 1.3 shall not preclude the Parties from seeking provisional remedies, interim and interlocutory relief from a court of competent jurisdiction.

1.4	Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. The Parties will negotiate in good faith with a view to replacing, for purposes of the laws of any jurisdiction under which such provision is invalid, illegal or unenforceable, with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.

1.5	Calculation of Time

If any time period set out in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.6	Headings

The headings to the Articles and Sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.7	Other Matters of Interpretation

In this Agreement:

(a)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(b)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(c)	references to any “Article”, “Section” or “subsection” are to articles, sections and subsections of this Agreement, respectively;

(d)	headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;.

(e)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants”, “agrees” or “promises”;

(f)	all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise;

(g)	the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular Article, Section or portion hereof; and

(h)	references to any legislation or to any provision thereof shall include any amendment, modification or re-enactment thereof, any provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto.

ARTICLE 2

PRE-EMPTIVE RIGHT

2.1	Pre-Emptive Right

Subject to Section 2.7, if Asanko proposes to issue any Securities (the “Offered Securities”) from treasury for the purpose of raising capital (an “Equity Financing”), which for greater certainty shall not include any Excluded Issuance, GF Canco will have the right (the “Pre-Emptive Right”) to subscribe for and to be issued a number of equivalent Securities in such number as will permit it to maintain its Pro Rata Percentage as existed immediately prior to the Equity Financing, to a maximum of 9.9%. For the avoidance of doubt, the Pro Rata Percentage is to be reduced only by voluntary sales of Securities by GF Canco (or other members of the GF Group) or as a result of GF Canco failing to exercise its Pre-Emptive Right when available to be exercised in respect of any Equity Financing.

The Pre-Emptive Right may be exercised as part of the Equity Financing at the subscription price per Offered Security under the Equity Financing and otherwise on substantially the terms and conditions of the Equity Financing (provided that, if GF Canco is prohibited by Canadian Securities Laws or other Applicable Law from participating on substantially the terms and conditions of the Equity Financing, Asanko shall use commercially reasonable efforts to enable GF Canco to participate on terms and conditions that are as substantially similar as circumstances permit) as follows:

(a)	in the case of an Equity Financing that includes Common Shares, up to such number of Common Shares that will allow GF Canco to acquire, or maintain, as applicable, a percentage ownership interest in the Common Shares equal to the lesser of 9.9% or its Pro Rata Percentage of the issued and outstanding Common Shares after giving effect to such Equity Financing; and

(b)	in the case of an Equity Financing that includes Offered Securities other than Common Shares, up to such number of such Offered Securities that will (after giving effect to the Equity Financing and assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Equity Financing and issuable pursuant to this Section 2.1) allow GF Canco to acquire, or maintain, as applicable, a percentage ownership interest in the Common Shares equal to the lesser of 9.9% and its Pro Rata Percentage of the issued and outstanding Common Shares after giving effect to such Equity Financing and assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Equity Financing.

The determinations above will take into account any additional Offered Securities which will be issued to any other person pursuant to any pre-emptive or similar rights held by such person in respect of such Equity Financing (“Other Pre-Emptive Securities”) including any additional Other Pre-Emptive Securities which may be issuable as a result of GF Canco’s exercise of its Pre-Emptive Right immediately prior to the closing of the Equity Financing.

2.2	Notification of Equity Financing

Every offer for the allotment and issuance of Offered Securities to GF Canco pursuant to the Pre-Emptive Right will be made by written notice from Asanko to GF Canco (the “GF Canco Securities Offer”) as soon as possible prior to the public announcement of the Equity Financing, but in any event not less than ten (10) Business Days prior to the closing of the Equity Financing. The GF Canco Securities Offer will describe the attributes of the Offered Securities, the total number of Offered Securities being offered for allotment and issuance, the subscription price per Offered Security, and the proposed closing date of the Equity Financing. If any of the terms of a proposed Equity Financing included in a GF Canco Securities Offer are amended then Asanko shall provide to GF Canco, in accordance with this Section 2.2, an updated GF Canco Securities Offer, which shall include the revised terms of the proposed Equity Financing, not less than ten (10) Business Days prior to the closing of the Equity Financing on such revised terms.

2.3	Due Diligence

Asanko will use its commercially reasonable efforts to provide GF Canco with such information concerning Asanko as GF Canco may reasonably request for purposes of evaluating a GF Canco Securities Offer as soon as practicable following the delivery of GF Canco Securities Offer, subject to delivery of an appropriate non-disclosure agreement.

2.4	Acceptance of GF Canco Securities Offer

If GF Canco wishes to exercise its Pre-Emptive Right to subscribe for and purchase Offered Securities, it shall provide written notice thereof (the “GF Canco Acceptance”) to Asanko by the close of business (Vancouver time) on the fifth (5th ) Business Day following the day upon which the GF Canco Securities Offer is received by GF Canco, provided that in the case of a “bought deal” public offering of Offered Securities, within three (3) Business Days (for such purpose, as determined solely by reference to federal statutory holidays in Canada) of receipt of such notice of Equity Financing. The GF Canco Acceptance shall provide notification as to the number of Offered Securities in respect of which the Pre-Emptive Right is exercised and provide that GF Canco agrees to subscribe for and purchase such number of Offered Securities concurrent with the closing of the Equity Financing.

2.5	Purchase of Offered Securities

Upon acceptance of a GF Canco Securities Offer to subscribe for any Offered Securities by delivery of a GF Canco Acceptance to Asanko, GF Canco or another member of the GF Group will purchase the number of Offered Securities set out in the GF Canco Acceptance at the subscription price for such Offered Securities as set out in the GF Canco Securities Offer concurrently with the closing of the Equity Financing. Nothing in this Article 2 shall obligate GF Canco or any other member of the GF Group to purchase, or obligate Asanko to sell, any Offered Securities in respect of which the Pre-Emptive Right is exercised if the Equity Financing does not close. Closing will be subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the stock exchanges on which the Common Shares are listed, any required approvals under Canadian Securities Laws and any required shareholder approval), which approvals Asanko shall use commercially reasonable efforts to promptly obtain.

2.6	Assignment

GF Canco may assign its Pre-Emptive Right under this Article 2 to any other GF Group members by written notice to Asanko; provided however, that each such GF Group member delivers, in a form acceptable to Asanko, acting reasonably, a legal, valid, and enforceable document whereby such GF Group member agrees to be bound by, and to comply with, the terms of this Agreement governing the Pre-Emptive Right. However, if the incoming GF Group member ceases to be a member of the GF Group, such former GF Group member must assign its rights and obligations under this Agreement back to GF Canco, at no cost to Asanko.

2.7	Termination

The Pre-Emptive Right will terminate and this Article 2 will be of no further force or effect on the earlier of (i) termination of this Agreement in accordance with Section 6.1, and (ii) the fifth anniversary of the date of this Agreement.

ARTICLE 3

VOTING SUPPORT

3.1	Voting by GF Canco

(a)	Subject to Section 3.1(b), for so long as the GF Group beneficially owns at least 5% of the issued and outstanding Shares (calculated on a non-diluted basis), GF Canco shall not exercise any voting rights attached to Shares beneficially owned by it at any meeting of shareholders of Asanko to vote against (but for greater certainty, GF Canco may abstain from voting in respect of):

(i)	the election of any of Asanko management’s proposed nominees for election to the Board; and

(ii)	any other matters comprising annual shareholder meeting business or which are otherwise in the ordinary course of business, including:

(A)	the appointment of Asanko’s auditor and the fixing of such auditor’s remuneration; and

(B)	any approval, ratification or confirmation of any security based compensation arrangement which has been conditionally approved by the TSX, provided that the aggregate number of Shares issuable pursuant to such arrangement, taken together with all other security based compensation arrangements adopted by Asanko and then in effect, may not exceed 10% of the issued and outstanding Shares at the time of issuance.

(b)	Section 3.1(a) shall no longer be of any force or effect upon the occurrence of a Change of Control.

ARTICLE 4

SALE OF COMMON SHARES BY GF CANCO

4.1	Third Party Sales

(a)	During the term of this Agreement, if GF Canco or any other member of the GF Group wishes to sell in the aggregate, in one transaction or a series of related transactions, more than 2% of the then issued and outstanding Common Shares (other than a proposed sale to a person that is a member of the GF Group) (a “Proposed Private Sale”), then:

(i)	prior to conducting any marketing efforts to sell such Common Shares, GF Canco shall give written notice to Asanko of the Proposed Private Sale (the “Proposed Private Sale Notice”), which Proposed Private Sale Notice shall contain the total number of Common Shares proposed to be sold pursuant to the Proposed Private Sale;

(ii)	Asanko shall have the right to name, by notice in writing to GF Canco (the “Purchaser Notice”) within ten (10) Business Days following delivery of the Proposed Private Sale Notice (the “Proposed Private Sale Period”), one or more purchasers (each, a “Private Sale Purchaser”) who (A) GF Canco advises Asanko are acceptable to GF Canco, acting reasonably, and (B) are capable of closing, and willing to close, the Proposed Private Sale within ten (10) Business Days of the receipt of the Purchaser Notice by GF Canco;

(iii)	GF Canco shall in good faith negotiate with one or more of the Private Sale Purchasers a price and the other transaction terms, for the Proposed Private Sale as soon as reasonably practicable following receipt of the Purchaser Notice by GF Canco; and

(iv)	in the event that a Purchaser Notice is delivered by Asanko, and GF Canco and one or more Private Sale Purchasers agree on terms of sale pursuant to Sections 4.1(a)(ii) and 4.1(a)(iii), GF Canco shall be required to complete the Proposed Private Sale with the Private Sale Purchaser(s).

(b)	In the event that Asanko fails to identify a Private Sale Purchaser within the Proposed Private Sale Period, GF Canco, acting reasonably, is unable to agree to transaction terms with the Private Sale Purchaser within three (3) Business Days of receipt of the Purchaser Notice, or the requirements of Sections 4.1(a)(ii) and 4.1(a)(iii) are otherwise not satisfied, then GF Canco may sell or transfer the Common Shares that were the subject of the applicable Proposed Private Sale Notice without any restriction or limitation, provided that if GF Canco does not complete the Proposed Private Sale (or an alternative disposition transaction) within sixty (60) days of the date of the Proposed Private Sale Notice, the provisions of this Article 4 shall again apply.

ARTICLE 5

STANDSTILL

5.1	Standstill

During the twelve month period following the date of this Agreement, neither GF Canco nor any member of the GF Group shall, without the prior written consent of Asanko:

(a)	acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, ownership of (or control or direction over) any issued and outstanding Common Shares and/or any issued and outstanding securities convertible or exchangeable into Common Shares (a “Share Transaction”), if such Share Transaction would result in the GF Group collectively having, directly or indirectly, beneficial ownership of (or control or direction over) more than 9.95% of the outstanding Common Shares (calculated in accordance with section 1.8 of NI 62-104); provided, however that nothing contained in this Agreement shall prohibit or restrict any member of the GF Group from (i) submitting any proposal or offer to the Board to acquire, directly or indirectly, all of the issued and outstanding Common Shares by way of a take-over bid (as defined under Canadian Securities Laws), plan of arrangement, amalgamation or other transaction, or (ii) acquiring or agreeing to acquire, directly or indirectly, all of the issued and outstanding Common Shares by way of a take-over bid, plan of arrangement, amalgamation or other transaction that is supported by the Board;

(b)	acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, ownership of (or control or direction over) any material property or assets of Asanko, other than pursuant to any agreement entered into between any member of the GF Group and Asanko or any of its Affiliates;

(c)	propose to Asanko, the shareholders of Asanko, the Board or any other person or effect or seek to effect, any amalgamation, merger, arrangement, business combination, reorganization or restructuring or liquidation with respect to Asanko (other than as permitted by Section 5.1(a);

(d)	solicit proxies from shareholders of Asanko, or form, join, support or participate in a group to solicit proxies from shareholders of Asanko, for any purpose (including, without limitation, for the purpose of replacing members of the Board) or otherwise attempt to influence the conduct of Asanko’s shareholders;

(e)	assist, advise or encourage any other person to effect any of the foregoing; or

(f)	make any public announcement with respect to, or take any action in furtherance of, any of the foregoing, except as may be required by Applicable Law.

5.2	Termination of Standstill

Section	5.1 shall cease to be of any force or effect as and from the earliest of:

(a)	the execution by Asanko or any of its Affiliates of a binding definitive written agreement with a person with respect to a transaction relating to (A) the acquisition of at least a majority of the issued and outstanding Common Shares or (B) the sale, transfer or other disposition in any manner whatsoever of 50% or more of the aggregate consolidated assets of Asanko and its Affiliates, taken as a whole;

(b)	the date that any person, other than GF Canco or another member of the GF Group, makes a take-over bid or acquires, offers to acquire or announces an intention to acquire or offer to acquire, directly or indirectly, Common Shares which equal or exceed 50% of the then issued and outstanding Common Shares and which GF Canco determines, acting reasonably, is credible;

(c)	the date that any person, other than GF Canco or another member of the GF Group, acquires, directly or indirectly, by purchase or otherwise, beneficial ownership of 20% or more of the Common Shares (calculated in accordance with section 1.8 of NI 62-104) other than with the consent of Asanko;

(d)	the date that any person, other than GF Canco or another member of the GF Group, (A) solicits or announces an intention to solicit proxies to remove or replace a majority of the members of the Board, or (B) submits a notice under Asanko’s advance notice by-law or policy to nominate a majority of the members to the Board, provided in each case that GF Canco determines, acting reasonably, that any such solicitation, intention or nomination is credible;

(e)	the date that Asanko publicly announces an intention to solicit a take-over bid, plan of arrangement, amalgamation or other transaction involving the acquisition, directly or indirectly, of all of the issued and outstanding Common Shares, or an intention to enter into any transaction described in Sections 5.2(a) to 5.2(d) above;

(f)	the date of any public announcement by Asanko that the Board has waived, or has agreed to waive, the application of, or has redeemed or agreed to redeem any rights issued pursuant to, any shareholders rights plan adopted by Asanko;

(g)	the date of termination of this Agreement under Section 6.1; or

(h)	the date Asanko files for court protection from its creditors.

5.3	Notice of Certain Events

Asanko agrees to provide Notice to GF Canco immediately upon the occurrence of any event or action referred to in Section 5.2.

Confidential portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. [***] indicates that information has been redcated.

ARTICLE 6

GENERAL

6.1	Term of this Agreement

This Agreement shall come into force and effect as of the date first set out above and shall continue in force until the earlier of:

(a)	December 31 in any calendar year if, on such date, the Pro Rata Percentage of GF Canco is less than 5%;

(b)	the date that, pursuant to a take-over bid, arrangement or other like transaction, business combination or merger, at least 66 2/3% of the outstanding Shares have been acquired by any person; and

(c)	the date on which this Agreement is terminated by written agreement of the Parties.

6.2	Notice

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing addressed to the relevant Party as follows:

(a)	To GF Canco:

c/o Gold Fields Netherlands Services B.V.
Crown Business Centre Key-Point
Sixth Floor
Schipholweg, 103 Leiden
2316 XC The Netherlands
Attention:	Managing Director
Email:	[***]
Copy to:	[***]

with a courtesy copy (which shall not be required for or constitute notice) to:

Fasken Martineau DuMoulin LLP
Bay Adelaide Centre
Suite 2400, 333 Bay Street
Toronto, Ontario, Canada
M5H 2T6
Attention:	Brian Graves
Email:	bgraves@fasken.com

(b)	To Asanko:

c/o Asanko Gold Inc.
680-1066 West Hastings Street
Vancouver, British Columbia, Canada
V6E 3X2
Attention:	Peter Breese
Email:	[***]

with a courtesy copy (which shall not be required for or constitute notice) to:

McMillan LLP
Royal Centre, Suite 1500
1055 West Georgia Street
Vancouver, British Columbia, Canada
V6E 4N7
Attention:	Bernhard Zinkhofer
Email:	bernhard.zinkhofer@mcmillan.ca

All Notices will be given by personal delivery or electronic transmission (whether by e-mail or otherwise), return receipt requested. All Notices will be effective and will be deemed to have been delivered and received as follows:

(i) if by personal delivery, on the date of delivery to the address provided herein if delivered prior to 5:00 p.m. (local time in the place of delivery) on a Business Day, and, if not, then on the next Business Day following such delivery; and

(ii)  if by electronic transmission, on the day of receipt if received prior to 5:00 p.m. (Johannesburg, South Africa time) on a Business Day, and, if not, then on the next Business Day following receipt of the electronic transmission.

Either Party may at any time change its address for future Notices hereunder by Notice given in accordance with this Section.

6.3	Further Assurances

Each Party will, at the request of the other Party, acting reasonably and without demand for additional consideration or undue delay, execute all such documents and take all such actions as may be reasonably required to effect the terms of this Agreement.

6.4	Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. No amendment, modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by the Parties.

6.5	No Waivers

No waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the waiving Party, and then such waiver will be effective only in the specific instance and for the purpose of which given. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.6	Costs

The Parties agree that all legal, accounting and financial adviser fees and expenses and all other costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and all other documents and instruments prepared, negotiated or executed in connection with the transactions contemplated hereby shall be paid by the Party incurring such expense.

6.7	Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

6.8	Successors and Assigns

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Other than pursuant to Section 2.6, neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party provided.

6.9	Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10	Counterparts

This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by either Party by electronic transmission will be as effective as delivery by such Party of a manually executed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set out above.

MARSH HOLDINGS INC.		ASANKO GOLD INC.

By:	/s/ Steven Reid	By:	/s/ Fausto Di Trapani
	Name: Steven Reid		Name: Fausto Di Trapani
	Title: Director		Title: CFO

Investor Rights Agreement (Signature Page)